May 30, 2017

Securities and Exchange Commission 100 F Street,
N.E.
Washington, DC 20549 Commissioners:
We have read the statements made by KraneShares
Trust (copy attached), which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 77k of Form NSAR, as part of the Form N-SAR of KraneShares Trust dated May 30,
2017. We agree with the statements concerning our Firm in such Form N-SAR.
Very truly yours,

PricewaterhouseCoopers LLP